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                          Exhibit 10(b)
                   VENABLE, BAETJER AND HOWARD
                        ATTORNEYS AT LAW
        A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
              1800 MERCANTILE BANK & TRUST BUILDING
                         2 HOPKINS PLAZA
                 BALTIMORE, MARYLAND 21201-2978
                         (410) 244-7400
                       FAX (410) 244-7742
                          TELEX 898032


                         April 30, 1992


Seward & Kissel
One Battery Park Plaza
New York, NY 10004

           Re: Alliance Mortgage Strategy Trust, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Alliance
Mortgage Strategy Trust, Inc., a Maryland corporation (the
"Fund"), in connection with the organization of the Fund and the issuance of shares of its common stock, par value $.001 per share
(the "Common Stock").

         As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-1A, substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion and so advise you that:




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         (1)  The Fund is duly organized and validly existing as
a corporation in good standing under the laws of the State of Maryland.

         (2) The 10,000 shares of presently issued and outstanding Common Stock of the Fund have been validly and legally issued and are fully paid and nonassessable.

         (3) The shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectus are, to the extent of the number of shares authorized to be issued by the Fund in its Articles of Incorporation, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, but it does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon the foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information supplementing the Prospectus under the caption "General Information - Counsel." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                                  Very truly yours,

                                  /s/Venable, Baetjer and Howard
                                  ______________________________
                                  Venable, Baetjer and Howard

















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